1. Name of corporation:

Piranha Ventures, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

There is hereby created, from the ten million (10,000,000) shares of preferred stock, par value $ 0.001 per share, of the Corporation authorized in Article Fourth of the Articles of incorporation (the “Preferred Stock of the Corporation”) a series of Convertible Preferred Stock of the Corporation consisting of Twenty Thousand (20,000) shares. The series shall have the following powers, designations, preferences and relative participating, optional or other rights, and the following qualifications, limitations and restrictions:

1. Designation, Amount and Par Value.

The series of Convertible Preferred Stock of the Corporation consisting of Twenty Thousand (20,000) shares created pursuant to this Certificate of Designation (the “Certificate of Designation”) shall be designated the “Series A Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be Twenty Thousand (20.000), par value $ 0.001.

(More descriptions continue in the attached page)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK
OF PIRANHA VENTURES, INC.

(PURSUANT TO NRS 78.1955)

Piranha Ventures, Inc., a Nevada Corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created, from the ten million (10,000,000) shares of preferred stock, par value $ 0.001 per share, of the Corporation authorized in Article Fourth of the Articles of Incorporation (the “Preferred Stock of the Corporation”) a series of Convertible Preferred Stock of the Corporation consisting of Twenty Thousand (20,000) shares. The series shall have the following powers, designations, preferences and relative participating, optional or other rights, and the following qualifications, limitations and restrictions:

1. Designation, Amount and Par Value.

The series of Convertible Preferred Stock of the Corporation consisting of Twenty Thousand (20,000) shares created pursuant to this Certificate of Designation (the “Certificate of Designation”) shall be designated the “Series A Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be Twenty Thousand (20,000), par value $ 0.001. Any and all shares of the Series H Preferred Stock issued by the Corporation which have been paid for and delivered shall be deemed fully paid and holders of record of the outstanding shares of the Series A Preferred Stock shall not be liable for any further call or assessment thereon. Any and all shares of the Series A Preferred Stock issued by the Corporation shall be registered with the Corporation in the name of the holders of the Series A Preferred Stock, and shall appear on the share records of the Corporation in the name of the holders of the Series A Preferred Stock.

2. Conversion.

(A) The holders of Series A Preferred Stock shall have the right to convert the Twenty Thousand (20,000) shares of Series A Preferred Stock into an aggregate of Twenty Million (20,000,000) shares of Common Stock at the conversion rate of one thousand (1,000) shares of Common Stock for each share of Series A Preferred Stock.

(B) Before any holder of Series A Preferred Stock shall be entitled to convert, he or she shall surrender the certificate or certificates representing the Series A Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or its transfer agent, and shall give written notice to the Corporation at such office that he or she elects to convert the same. The holders of Series A Preferred Stock shall also deliver to the Corporation a Notice of Conversion, specifying therein the date on which such conversion shall be effected (such date, the “Conversion Date”), provided that such date is on or after the date of deliver of the Notice of Conversion. The Conversion Date is specified in a Notice of Conversion, or if the stated conversion date is prior to date of delivery of the Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. The Corporation shall, on the date specified in the Notice of Conversion, or as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, if no date is specified in a Notice of Conversion, issue and deliver to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock as such holder is entitled as aforesaid. The Corporation will round down any fractional share resulting from the calculation of Common shares.

(C) The Corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

3. Voting Rights.

The holders of Series A Preferred Stock shall have voting rights as if the shares of the Series A Preferred Stock have been converted into shares of common stock, which is one thousand 1,000 votes per share of Series A Preferred Stock, as of the date of this Certificate of Designation, and as otherwise required by the Nevada Statutes.

4. Dividends.

The holders of Series A Preferred Stock shall be entitled to the dividend equal to the aggregate dividends for one thousand (1,000) shares of common stock for every one share of Series A Preferred Stock.

5. Tax Treatment of Dividends.

For federal income tax purposes, the Corporation shall report distributions on the Series A Preferred Stock as dividends, to the extent of the Corporation’s current and accumulated earnings and profits (as determined for federal income tax purposes).

6. Rights upon Liquidation, Dissolution or Winding Up.

(A) Upon any “Liquidating Transaction” (hereinafter defined), the holders of the Series A Preferred Stock shall be entitled to participate in the distribution of assets of the Corporation to the holders of its Common Stock, whether such assets are from capital, surplus or earnings in an amount up to the value of the Series A Preferred Stock at the time of the liquidation.

(B) After payment of the full amount on the liquidating distributions to which each holder of the Series A Preferred Stock is entitled, the holder of the Series A Preferred Stock shall have no light or claim to any of the remaining assets of the Corporation.

(C) For purposes of this Certificate of Designation, a “Liquidating Transaction” of the Corporation shall mean a (i) voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) the sale, transfer, conveyance, other disposal, exclusive lease, exclusive license or other disposition of all or substantially all of the assets, property or business of the Corporation, (iii) the effectuation of a transaction or series of related transactions in which more than fifty (50%) percent of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally), (iv) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires more than fifty (50%) percent of the voting equity of the Corporation or (v) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Rule 13(e)-3 promulgated pursuant to the Securities Exchange Act of 1934 and the regulations of the Commission issued thereunder).

7. Assignment and Transfer

The holders of Series A Preferred Stock shall have the right to transfer each share of the Series A Preferred Stock to any third party at any time in such holder’s sole and absolute discretion, subject to compliance with applicable securities laws.

8. Miscellaneous.

(A) Notice. Any notice or other communication required or permitted pursuant to this Certificate of Designation shall he sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid and addressed.

(B) Enforceability. If any provision which is contained in this Certificate of Designation, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Certificate of Designation and this Certificate of Designation shall be construed as if such invalid or unenforceable provision had not been contained herein.

(C) Governing Law. This Certificate of Designation shall in all respects be construed, governed, pursuant to the internal laws of the State of Nevada without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of Nevada and made pursuant to the laws of the State of Nevada, and enforced by courts of the State of New York The Holder of the Series A Preferred Stock and the Corporation hereby consent and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The Holder of the Series A Preferred Stock and Corporation hereby waive trial by jury and personal service of any and all process. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(D) Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Certificate of Designation shall be deemed to have been made unless expressly in writing and signed by the Corporation against whom such waiver is charged; and (i) the failure of the Corporation to insist in anyone or more cases upon the performance of any of the provisions, covenants or conditions of this Certificate of Designation or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Certificate of Designation to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by the Corporation of one breach by another party shall be construed as a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf this 12th day of October, 2011.

Piranha Ventures, Inc.,

By:
Tan Lung Lai
President, Chief Executive Officer